LEE ENTERPRISES, INCORPORATED

PART I.  EXHIBIT 11

Computation of Earnings Per Common Share
(In Thousands Except Per Share Amounts)

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                                           Three Months Ended June 30,     Nine Months Ended June 30,
                                         -----------------------------   ------------------------------
                                               1996           1995             1996           1995
- -------------------------------------------------------------------------------------------------------

Net income applicable to common
   shares                                $      17,045  $      16,435    $      43,790  $      44,377

Shares:
   Weighted average common shares
      outstanding                               46,974         47,614           47,126         45,804
   Dilutive effect of certain stock
      options                                      964            750              895            672
   Average common shares
      outstanding as adjusted                   47,938         48,364           48,021         46,476

Earnings per common share                $        0.36  $        0.34    $        0.91  $        0.95



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